Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of December 1, 2011 (the “Effective Date”), by and between Matador Resources Company, a Texas corporation (“Matador”), acting through its Board of Directors (the “Board”), and Wade Massad (“Employee”).

WHEREAS, Matador and Employee desire to enter into this Agreement to set forth the terms and conditions of Employee’s employment with Matador;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1. Employment. Matador hereby agrees to employ Employee in the capacity of Executive Vice President-Capital Markets, or in such other position or positions of the same or greater stature as the Board may direct or desire, to the extent reasonably acceptable to Employee, and Employee hereby accepts such employment, on the terms and subject to the conditions set forth herein.

2. Duties. Employee’s principal duties, authority and responsibilities shall be to manage Matador’s relationships and communications with brokers, investment bankers, underwriters and others in the financial community, subject to the supervision of the Chairman of the Board and Chief Executive Officer of Matador, and such other duties consistent with his position that are reasonably assigned to Employee from time to time by the Board or the foregoing supervisor. Employee agrees to perform such services and duties and hold such offices as may be reasonably assigned to him from time to time by the Board or the foregoing supervisor, consistent with his position, and to devote his reasonable commercial efforts to the performance thereof. It is understood that Employee has and will continue to have other outside business endeavors, which endeavors shall not violate Employee’s duties and responsibilities hereunder, provided that Employee discloses such endeavors, in advance, to Matador, and Matador determines, in its reasonable discretion, that such endeavors will not conflict with Employee’s duties and responsibilities hereunder or create an actual or potential conflict of interest. Employee agrees not to engage in any such endeavors that are not approved by Matador, such approval not to be unreasonably withheld or delayed, pursuant to its Code of Ethics. Consistent with the foregoing, (a) Employee may represent, perform services for, or be employed by such additional persons or companies as Employee may desire, to the extent Matador determines that doing so will not conflict with Employee’s duties and responsibilities hereunder or create an actual or potential conflict of interest, as set forth above, (b) Employee may represent, perform services for, or serve as a managing member of Cleveland Capital Management, LLC (the “Firm”) and its affiliates generally consistent with the services previously provided by him to the Firm and its affiliates, to the extent previously disclosed to Matador, and (c) Employee may own directly or indirectly up to 5% of a publicly held company, or limited partnership interests or other passive investment interests in private companies, subject to Matador’s prior written consent if any such company is involved in any Competing Business (as defined below); provided, however, that Employee may, in addition, own more than 5% of the Firm and its affiliates. Employee shall provide notice to Matador in advance of each calendar month with respect to Employee’s outside business commitments during such month, which schedule shall accommodate Matador’s reasonable requests. Employee represents and warrants that the Firm and its affiliates have been advised of, and has consented to, Employee’s services to Matador as contemplated by this Agreement.

3. Term. Employee’s employment shall be under the terms and conditions of this Agreement and shall expire at the end of twelve (12) months from the Effective Date (the “Term”), subject to earlier termination as provided herein; provided, however, that the Term shall be extended automatically by six (6) months unless by sixty (60) days prior to the end of the initial Term Matador or Employee gives written notice to the other that the Term shall not be further extended. Such notice must indicate that it shall have the effect of preventing any further extension of the Term.

4. Salary and Other Compensation. As compensation for the services to be rendered by Employee to Matador pursuant to this Agreement, Employee shall be paid the following compensation and other benefits:

(a) Base Salary. Employee shall receive an annualized salary of $225,000 per year, payable in installments in accordance with Matador’s then standard payroll practices, or such higher compensation as may be established by Matador from time to time (“Base Salary”). Should Employee become “Partially Disabled,” which for purposes hereof means the inability because of any physical or emotional illness lasting no more than 90 days to perform his assigned duties under this Agreement for no less than 20 hours per week (and including any period of short term total absence due to illness or injury, including recovery from surgery, but in no event lasting more than the 90-day period of Partial Disability), and if Employee, during any period of Partial Disability, receives any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by Matador, the amount of Base Salary that Employee would be entitled to receive from Matador during the period of Partial Disability shall be decreased by the amounts of such payments. Notwithstanding the foregoing, should Employee become Totally Disabled, as defined in Section 12(b), during a period of Partial Disability, the provisions in Sections 12 and 14 with respect to Total Disability shall control.

(b) Sign-on Bonus. Employee shall be entitled to a one-time bonus, in an amount equal to $100,000, payable within thirty (30) days of the Effective Date.

(c) Annual Incentive Compensation. Employee shall be entitled to participate in the annual incentive plan for management maintained by Matador at a level to provide Employee with annual incentive compensation commensurate with Employee’s position and responsibilities, as determined by, and based on such performance objectives as established by the Nominating, Compensation and Planning Committee of the Board (the “NCP Committee”) and the Board, in their sole discretion.

(d) Long-Term Incentive Compensation. Employee shall be entitled to participate in Matador’s 2012 Long-Term Incentive Plan (the “Plan”), or such other equity incentive plan as may exist in the future, with awards under any such plan to be determined by the NCP Committee or the Board, in their discretion. If the Proposed IPO (as defined below) is priced on or before June 1, 2012, on the date of pricing of the Proposed IPO, Employee shall receive a grant of stock options under the Plan with respect to 150,000 shares of Matador’s common stock, which shall vest ratably over three (3) years from the Effective Date, and shall have an exercise price equal to the greater of (i) $12 or (ii) the price to the public in the Proposed IPO. If the Proposed IPO is not priced on or before June 1, 2012, on June 1, 2012, Employee shall receive a grant of stock options under the Plan with respect to 150,000 shares of Matador’s common stock, which shall vest ratably over three (3) years from the Effective Date, and shall have an exercise price equal to the greater of (i) $12 or (ii) the fair market value of a share of Matador’s common stock on June 1, 2012.

(e) Employee Benefit Plans. Employee shall be eligible to participate, to the extent he may be eligible pursuant to the terms of any such plan, in any profit sharing, retirement, insurance or other employee benefit plan maintained by Matador for the benefit of officers and senior management of Matador, at the officer/senior management level.

(f) Payments Regarding Proposed IPO. Matador has filed a registration statement with the United States Securities and Exchange Commission with respect to an underwritten public offering of its equity securities (the “Proposed IPO”). Within thirty (30) days following consummation of the Proposed IPO, Employee shall be entitled to a one-time cash bonus in the amount of $150,000.

5. Life Insurance. Matador, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of Employee in any amount or amounts considered advisable by Matador, and Employee shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

6. Expenses. Matador shall pay, or reimburse Employee, for the reasonable and necessary business expenses of Employee, including but not limited to travel expenses, to the extent incurred in accordance with all applicable expense reimbursement policies of Matador.

7. Vacations and Leave. Employee shall be entitled to four (4) weeks paid vacation per year, to be accrued and used in accordance with Matador’s vacation policy in effect from time to time.

8. Non-Disclosure of Confidential Information. Matador shall provide Employee Confidential Information, which Employee may use in the performance of his job duties with Matador. “Confidential Information,” whether electronic, oral or in written form, includes without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of Matador and information or data regarding Matador’s systems, operations, business, finances, prospects, properties or prospective properties; provided, however, that Confidential Information shall not include any information that is or becomes publicly available, or is otherwise generally known in Matador’s industry, other than as a result of any disclosure by Employee that is inconsistent with his duties pursuant to this Agreement. As a material inducement to Matador to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever, other than as may be required by law, any Confidential Information that has been obtained by, or disclosed to, him as a result of his employment by Matador, or use such Confidential Information for any reason other than to perform his duties pursuant to this Agreement.

9. Non-Competition and Non-Solicitation Agreement.

(a) Employee acknowledges and agrees that the Confidential Information Matador shall provide Employee will enable Employee to injure Matador if Employee should compete with Matador. Therefore, Employee hereby agrees that during Employee’s employment, and (i) if Matador terminates Employee’s employment for Total Disability, or if Employee terminates his employment for Good Reason, then for a period of six (6) months thereafter, or (ii) if Matador terminates Employee’s employment for Just Cause, Employee terminates his employment during the Term other than for Good Reason or Employee is entitled to severance pay pursuant to Section 14(b) or Section 14(c) (other than if Employee terminates his employment for Good Reason), then for a period of twelve (12) months thereafter (the period specified in clause (i) or (ii), as applicable, being referred to herein as the “Restricted Period”), Employee shall not, without Matador’s prior written consent (which consent, in the event Employee terminates his employment other than for Good Reason, may not be unreasonably withheld, but in each other situation described in clauses (i) and (ii) above, may be withheld in its sole discretion), directly or indirectly: (a) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a Competing Business with Significant Assets in the Restricted Area (each as defined below), or (b) participate in a Competing Business as a manager, employee, director, officer, consultant, independent contractor, or other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business in a position that involves input into or direction of the Competing Business’s decisions within the Restricted Area. “Competing Business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities. “Significant Assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more. “Restricted Area” means a one-mile radius of any oil and natural gas reserves held by Matador as of the end of Employee’s employment, plus any county or parish where Matador, together with its subsidiaries, has Significant Assets as of the end of Employee’s employment.

(b) During the Restricted Period, Employee agrees on his own behalf and on behalf of his affiliates that, without the prior written consent of the Board, the Chairman of the Board or the Chief Executive Officer, they shall not, directly or indirectly, (i) solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor to Matador or its affiliates, or (ii) induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with Matador or its affiliates; provided, however, that the restrictions set forth in this Section 9(b) shall not apply to Employee with respect to any person with whom Employee had a material business relationship prior to Employee’s employment with Matador. Matador agrees that the foregoing restriction is not intended to apply generally to companies providing services to Matador, such as rig and oilfield service providers, or lenders.

10. Reasonableness of Restrictions

(a) Employee has carefully read and considered the provisions of Sections 8 and 9, and, having done so, agrees that the restrictions set forth in those Sections are fair and reasonable and are reasonably required for the protection of the interests of Matador and its parent or subsidiary corporations, officers, directors, and shareholders.

(b) In the event that, notwithstanding the foregoing, any of the provisions of Sections 8 or 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 8 or 9 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period, the areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(c) Sections 8 and 9 shall survive the termination of this Agreement. If Employee is found by a court of competent jurisdiction or arbitrator to have materially violated any of the restrictions contained in Section 9, the restrictive period will be suspended and will not run in favor of Employee during such period that Employee shall have been found to be in material violation thereof.

11. Remedies for Breach of Employee’s Covenants of Non-Disclosure, Non-Competition and Non-Solicitation. In the event of a breach or threatened breach of any of the covenants in Sections 8 or 9, then Matador shall be entitled to seek a temporary restraining order and injunctive relief restraining Employee from the commission of any breach.

12. Termination. Employment of Employee under this Agreement may be terminated:

(a) By Employee’s death.

(b) If Employee is Totally Disabled. For the purposes of this Agreement, Employee is totally disabled if he is “Totally Disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Employee and Employee has been declared to be Totally Disabled by the insurer.

(c) By mutual agreement of Employee and Matador.

(d) By the dissolution and liquidation of Matador (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of Matador whereby the business of Matador is continued).

(e) By Matador for Just Cause. This Agreement and Employee’s employment with Matador may be terminated for Just Cause at any time in accordance with Section 13. For purposes of this Agreement, “Just Cause” shall mean only the following: (i) Employee’s continued and material failure to perform the duties of his employment consistent with Employee’s position, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (ii) Employee’s failure to perform his material obligations under this Agreement, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, or a material breach by the Employee of Matador’s written policies concerning discrimination, harassment or securities trading, (iii) Employee’s refusal or failure to follow lawful directives of the Board and his supervisor, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (iv) Employee’s commission of an act of fraud, theft, or embezzlement, (v) Employee’s indictment for or conviction of a felony or other crime involving moral turpitude, or (vi) Employee’s intentional breach of fiduciary duty; provided, however, that Employee shall have thirty (30) days after written notice from the Board (or NCP Committee) to remedy any actions alleged under subsections (i), (ii) or (iii) in the manner reasonably specified by the Board (or NCP Committee). For the avoidance of doubt, the parties acknowledge and agree that a termination by Matador for Just Cause shall have priority over the other provisions of this Section 12, and Matador shall have the right, to the extent raised by Matador within twelve (12) months following Employee’s termination, to “claw back” any benefits paid to Employee based on a termination pursuant to any other provision of this Section 12, in the event that Matador subsequently discovers the existence of facts or circumstances that would have been grounds for Employee’s termination for Just Cause; provided, however, that the foregoing shall not modify in any way Employee’s rights to dispute any termination for Just Cause, or to have any such dispute resolved by mediation or arbitration, as provided herein.

(f) At the end of the Term.

(g) By Employee for Good Reason. This Agreement and Employee’s employment with Matador may be terminated at any time, at the election of Employee, for Good Reason in accordance with Section 13, and such termination for Good Reason shall be treated as an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. As used in this Agreement, “Good Reason” shall mean (i) the assignment to Employee of duties inconsistent with the title of Executive Vice President-Capital Markets or his then-current office, or a material diminution in Employee’s then current authority, duties or responsibilities; or (ii) a diminution of Employee’s then current Base Salary or other action or inaction that constitutes a material breach of this Agreement by Matador. Within thirty (30) days from the date Employee knows of the actions constituting Good Reason as defined in this Section 12(g), Employee shall give Matador written notice thereof, and provide Matador with a reasonable period of time, in no event exceeding thirty (30) days, after receipt of such notice to remedy the alleged actions constituting Good Reason; provided, however, that Matador shall not be entitled to notice of, and the opportunity to remedy, the recurrence of any alleged actions (or substantially similar actions) constituting Good Reason in the event that Employee has previously provided notice of such prior alleged actions (or substantially similar actions) to Matador and provided Matador an opportunity to cure such prior actions (or substantially similar actions). In the event Matador does not cure the alleged actions, if Employee does not terminate this Agreement and his employment within sixty (60) days following the last day of Matador’s cure period, Employee shall not be entitled to terminate his employment for Good Reason based upon the occurrence of such actions; provided, however, that any recurrence of such actions (or substantially similar actions) may constitute Good Reason. Any corrective measures undertaken by Matador are solely within its discretion and do not concede or indicate agreement that the actions described in Employee’s written notice constitute Good Reason within the meaning of this Section 12(g).

(h) By Employee other than for Good Reason. This Agreement and Employee’s employment with Matador may be terminated at any time, at the election of Employee, other than for Good Reason.

(i) Change in Control. In the event of a Change in Control and Employee is terminated by Matador without Just Cause, or Employee terminates his employment with or without Good Reason, within thirty (30) days prior to or twelve (12) months following the Change in Control. As used in this Section 12(i) and Section 14, the term “Change in Control” shall mean a change in control event for purposes of Section 409A of the Code, as defined in Treasury Regulation Section 1.409A-3(i)(5) and any successor provision thereto, which currently is the following:

(i) A change in ownership of Matador occurs on the date that any Person other than (1) Matador or any subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of Matador or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of Matador in substantially the same proportions as their ownership of Matador’s stock, acquires ownership of Matador’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of Matador’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of Matador’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of Matador through ownership of 30% or more of the total voting power of Matador’s stock, as described in Section 12(i), subsection (ii), below, the acquisition of additional control of Matador by the same Person is not considered to cause a Change in Control pursuant to this Section 12(i), subsection (i);

(ii) Even though Matador may not have undergone a change in ownership under Section 12(i), subsection (i), above, a change in the effective control of Matador occurs on either of the following dates:

a) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of Matador’s stock possessing 30% or more of the total voting power of Matador’s stock. However, if any Person owns 30% or more of the total voting power of Matador’s stock, the acquisition of additional control of Matador by the same Person is not considered to cause a Change in Control pursuant to this Section 12(i), subsection (ii), clause a); or

b) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) A change in the ownership of a substantial portion of Matador’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of Matador, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of Matador’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control where there is such a transfer to an entity that is controlled by the shareholders of Matador immediately after the transfer, through a transfer to a) a shareholder of Matador (immediately before the asset transfer) in exchange for or with respect to Matador’s stock; b) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by Matador; c) a Person that owns, directly or indirectly, at least 50% of the total value or voting power of Matador’s outstanding stock; or d) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of Matador’s outstanding stock.

(iv) For the purposes of this definition of Change in Control only:

“Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined in the Final Treasury Regulations issued under Section 409A of the Code.

(v) As noted, the definition of Change in Control as set forth in this Section 12(i) shall be interpreted in accordance with the Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 12(i) shall be in compliance with the requirements of said Code Section and said Regulations. Notwithstanding the definition of Change in Control as set forth in this Section 12(i), no Change in Control shall be deemed to have occurred as a result of the sale of any equity securities by Matador in any registered public offering.

13. Notice of Termination/Date of Termination. Termination of Employee’s employment by Matador for Just Cause or by Employee for Good Reason or other than for Good Reason shall be accompanied by written notice of the reason for such termination. Such notice shall indicate a specific termination provision in this Agreement which is relied upon, describe the basis for such termination, if any, and the Date of Termination. If Employee’s employment is terminated by Employee other than for Good Reason, the Date of Termination shall be not less than thirty (30) days following such written notice. As used in this Agreement, “Date of Termination” shall mean a “Separation from Service” as defined in Section 16 hereof.

14. Payments With Respect to Termination; Vesting of Equity Incentive Awards. Payments to Employee upon termination shall be limited to the following:

(a) If Employee’s employment is terminated by Matador upon death pursuant to Section 12(a), Total Disability pursuant to Section 12(b), mutual agreement pursuant to Section 12(c), dissolution and liquidation pursuant to Section 12(d), for Just Cause pursuant to Section 12(e), at the end of the Term pursuant to Section 12(f), or by Employee other than for Good Reason pursuant to Section 12(h), Employee shall be entitled to all arrearages of Base Salary, accrued but unused vacation and expenses as of the Date of Termination (the “Accrued Obligations”) payable in accordance with Matador’s customary payroll practices, plus (unless Employee’s employment is terminated by Matador for Just Cause or by Employee other than for Good Reason) an amount equal to the average annual amount of all bonuses paid to Employee with respect to the prior two (2) calendar years, pro-rated based on the number of complete or partial months of Employee’s employment during the calendar year in which his employment terminates payable in a lump sum, subject to Section 16(b), on the sixtieth (60th) day following the Date of Termination, but shall not be entitled to further compensation.

(b) If Employee’s employment is terminated by Matador for a reason other than as described in Section 14(a) or (c), or is terminated by Employee for Good Reason pursuant to Section 12(g), Matador shall (i) pay to Employee all Accrued Obligations as required under applicable wage payment laws and in accordance with Matador’s customary payroll practices, and (ii) subject to Employee’s compliance with Sections 8 and 9, pay to Employee severance pay in an amount equal to one and one-half (1.5) times his then-current Base Salary as of the Date of Termination, plus one and one-half (1.5) times an amount equal to the average annual amount of all bonuses paid to Employee with respect to the prior two (2) calendar years, in a lump sum, subject to Section 16(b), on the sixtieth (60th) day following the Date of Termination. Employee shall have no obligation to seek other employment, and any income so earned shall not reduce the foregoing amounts.

(c) If in contemplation of or following a Change in Control pursuant to Section 12(i), Employee’s employment is terminated by Matador without Just Cause or is terminated by Employee with or without Good Reason, Matador shall (i) pay to Employee all Accrued Obligations as required under applicable wage payment laws and in accordance with Matador’s customary payroll practices, and (ii) subject to Employee’s compliance with Sections 8 and 9, pay to Employee severance pay in an amount equal three (3) times the then-current Base Salary as of the Date of Termination, plus three (3) times an amount equal to the average annual amount of all bonuses paid to Employee with respect to the prior two (2) calendar years, in a lump sum, (A) on the date which immediately follows six (6) months from the Date of Termination or, if earlier, (B) within thirty (30) days of Employee’s death, with the exact date of payment after Employee’s death to be determined by Matador. Immediately prior to such termination of employment, as contemplated in the prior sentence, all unvested equity incentive awards held by Employee shall vest, and the forfeiture provisions with respect to any such awards that are subject to forfeiture will terminate. Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

(d) Except with respect to any Accrued Obligations, which shall be paid in accordance with Section 14, as a condition to receiving any other payment under Section 14, and to the extent that Employee is then living and not prevented from executing a release of claims due to any disability, Employee shall execute (and not revoke) a release of claims substantially in the form attached hereto (which release shall be provided to Employee within five (5) business days following the Date of Termination and must be returned to Matador (and not revoked) within forty-five (45) days following the Date of Termination). If Employee fails or otherwise refuses to execute and not revoke a release of claims within forty-five (45) days following the Date of Termination, and in all events prior to the date on which such other payment is to be first paid to him, Employee shall not be entitled to any such other payment, except as required by applicable wage payment laws, until Employee executes and does not revoke for forty-five (45) days, a release of claims.

(e) For purposes of this Section 14, until Employee has been employed by Matador for two (2) complete calendar years, bonuses paid to Employee with respect to any calendar year for which Employee does not have any bonus history with Matador, other than bonuses specifically contemplated hereby, shall be deemed to be the same as bonuses paid by Matador to its Executive Vice President-Operations for such year.

15. Timing of Payments with Respect to Termination. In the event that, without the express or implied consent of Employee, Matador fails to make, either intentionally or unintentionally, any payment required pursuant to Section 14 at the time such payment is so required, and in addition to any other remedies that might be available to Employee under this Agreement or applicable law, including compliance with the requirements of Section 409A of the Code regarding disputed payments and refusals to pay, Matador and Employee agree that the unpaid amount of any such required payment shall increase by five percent (5%) per month for each month, or portion thereof, during which such payment is not made. Matador and Employee agree that any such increase is not interest, but is for purposes of compensating Employee for certain costs and expenses anticipated to be incurred by Employee in the event that any such payment is not made when required, the actual amounts of which are difficult to estimate. Notwithstanding the foregoing, in the event that any such amount is held to be interest, Employee shall not be entitled to charge, receive or collect, nor shall amounts received hereunder be credited so that Employee shall be paid, as interest a sum greater than interest at the Maximum Rate (as defined below). It is the intention of Matador and Employee that this Agreement shall comply with applicable law. If Employee is deemed to have charged or received anything of value which is deemed to be interest under applicable law, and if such interest is deemed to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to other amounts that might be owed to Employee by

Matador or its affiliates, whether under this Agreement or otherwise, and if there are no such other amounts owed to Employee by Matador or its affiliates, any remaining excess shall be paid to Matador. In determining whether any such deemed interest exceeds interest at the Maximum Rate, the total amount of interest shall be spread, prorated and amortized throughout the entire time during which such payment is due, until payment in full. The term “Maximum Rate” means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby.

16. Other Termination Provisions.

(a) Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement that are treated as “non-qualified deferred compensation” subject to Section 409A of the Code in connection with a termination of Employee’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service. “Separation from Service” shall mean Employee’s “separation from service” with Matador as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b) Section 409A Compliance. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Section 14 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (ii) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 16(b) shall be paid in a lump sum to Employee. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by Matador in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(c) Section 280G Treatment.

(i) (A) In the event it is determined that any payment, distribution or benefits of any type by Matador to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payments”), constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, Matador will provide Employee with a computation of (1) the maximum amount of the Change in Control Payments that could be made, without the imposition of the excise tax imposed by Section 4999 of the Code (said maximum amount being referred to as the “Capped Amount”); (2) the value of the Change in Control Payments that could be made pursuant to the terms of this Agreement (all said payments, distributions and benefits being referred to as the “Uncapped Amount”); (iii) the dollar amount of the excise tax (if any) including any interest or penalties with respect to such excise tax which Employee would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Amount (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Amount after reduction by the Excise Tax Amount and the estimated income taxes payable by Employee on the difference between the Uncapped Amount and the Capped Amount, assuming that Employee is paying the highest marginal tax rate for state, local and federal income taxes (the “Net Uncapped Amount”).

(B) If the Capped Amount is greater than the Net Uncapped Amount, Employee shall be entitled to receive or commence to receive payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, Employee shall be entitled to receive or commence to receive payments equal to the Uncapped Amount. If Employee receives the Uncapped Amount, then Employee shall be solely responsible for the payment of all income and excise taxes due from Employee and attributable to such Uncapped Amount, with no right of additional payment from Matador as reimbursement for any taxes.

(ii) All determinations required to be made under Section 16(c)(i)(A) shall be made in writing by the independent accounting firm agreed to by Matador and Employee on the date of the Change in Control (the “Accounting Firm”), whose determination shall be conclusive and binding upon Employee and Matador for all purposes. For purposes of making the calculations required by Section 16(c)(i)(A), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Matador and Employee shall furnish to the Accounting Firm such information and documents as it reasonably may request in order to make determinations under Section 16(c)(i)(A). If the Accounting Firm determines that no Excise Tax Amount is payable by Employee, it shall furnish Employee with an opinion that he has substantial authority not to report any excise tax pursuant to

Section 4999 of the Code on his federal income tax return. Matador shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by Section 16(c)(i)(A).

(iii) (A) If the computations and valuations required to be provided by Matador to Employee pursuant to Section 16(c)(i)(A) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Sections 280G and 4999 of the Code or if Section 409A of the Code is determined to apply to all or any part of the payments to which Employee or his survivors may be entitled under this Agreement and as a result of such audit or determination, (1) the amount of cash and the benefits provided for in Section 16(c)(i) remaining to Employee after completion of such audit or determination is less than (2) the amount of cash and the benefits which were paid or provided to Employee on the basis of the calculations provided for in Section 16(c)(i)(A) (the difference between (1) and (2) being referred to as the “Shortfall Amount”), then Employee shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by Employee of all taxes (including additional excise taxes under said Section 4999 of the Code and any interest and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by Employee in connection with such audit or determination, Employee retains an amount of the Indemnification Payment equal to the Shortfall Amount. Matador shall pay the Indemnification Payment to Employee in a lump sum cash payment within thirty (30) days of the completion of such audit or determination.

(B) If the computations and valuations required to be provided by Matador to Employee pursuant to Section 16(c)(i)(A) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Sections 280G and 4999 of the Code and as a result of such audit or determination, (1) the amount of cash and the benefits which were paid or provided to Employee on the basis of the calculations provided for in Section 16(c)(i)(A) is greater than (2) the amount of cash and the benefits provided for in Section 16(c)(i) payable to Employee after completion of such audit or determination (the difference between (1) and (2) being referred to as the “Excess Amount”), then Employee shall repay to Matador the Excess Amount in a lump sum cash payment within thirty (30) days of the completion of such audit or determination.

(C) Notwithstanding the foregoing provisions of this Section 16(c)(iii), (1) any payment made to or on behalf of Employee which relates to taxes imposed on Employee shall be made not later than the end of the calendar year next following the calendar year in which such taxes are remitted by or on behalf of Employee, and (2) any payment made to or on behalf of Employee which relates to reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation, whichever is the last event to occur.

(d) Termination by Employee Other than for Good Reason. If at any time Employee terminates his employment other than for Good Reason, Employee shall have no further obligation to Matador other than the provisions of Sections 8, 9, 14(d), 16(c)(iii)(B) and 21.

17. In-Kind Benefits and Reimbursements. Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding any thing to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

18. Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall Matador be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

19. Indemnification. Matador shall indemnify Employee to the extent permitted pursuant to the Certificate of Formation of Matador, the Bylaws of Matador and any indemnification agreement between Matador and Employee that may be in effect from time to time during the Term, the terms of which are incorporated herein by reference.

20. Resignation Upon Termination. In the event of termination of Employee’s employment for any reason, Employee hereby shall be deemed upon such termination to have immediately resigned from all positions held in Matador, including without limitations any position as a director, officer, agent, trustee or consultant of Matador or any affiliate of Matador and shall execute all documents reasonably necessary to further effectuate or document such resignation from such positions.

21. Cooperation. During and after Employee’s employment with Matador, Employee shall cooperate fully with Matador in the defense or prosecution of all claims or actions now in existence or which may be brought in the future against or on behalf of Matador or its affiliates. Employee’s full cooperation in connection with such claims or actions shall include, but shall not be limited to, being available to meet with counsel to Matador and/or its affiliates to prepare for discovery, trial or alternative dispute resolution proceedings, and to act as a witness on behalf of Matador and its affiliates. During and after Employee’s employment, Employee shall cooperate with Matador and its affiliates in connection with any investigation or review by any federal, state or local regulatory authority. In addition, during and after Employee’s employment with Matador, Employee shall assist Matador in all reasonably requested transition efforts in connection with Employee’s separation from Matador or the transfer of duties or responsibilities from Employee, including but not limited to execution and delivery of all documents that Matador reasonably requests to be signed by Employee. Matador shall (a) pay Employee an amount equal to his Base Salary in effect immediately prior to his termination of employment, but in any case not to exceed $1,500 per day, pro rated based on the number of days (and further pro rated for any partial day) that Employee is required to perform the foregoing obligations, and (b) reimburse Employee for any reasonable out-of-pocket expenses incurred by Employee in connection therewith.

22. Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

23. Governing Law; Venue; Arbitration. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.

(a) Injunctive Relief. Matador and Employee agree and consent to the personal jurisdiction of the state and local courts of Dallas County, Texas and/or the United States District Court for the Northern District of Texas in the event that Matador or Employee seeks injunctive relief with respect to any provision hereof, and that those courts, and only those courts, shall have jurisdiction with respect thereto. Matador and Employee also agree that those courts are convenient forums for the parties and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to Matador at the address of its principal executive offices and to Employee at his last known address as reflected in Matador’s records.

(b) All Other Disputes. In the event of any dispute, claim, question or disagreement relating to this Agreement, other than one for which Matador or Employee seeks injunctive relief, the parties shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules before resorting to arbitration or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days after a claim is first made by a party, then, upon notice by either party to the other, all disputes, claims, questions or disagreements shall be finally settled by arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the AAA, with such arbitration taking place in Dallas, Texas. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction.

24. Substantially Prevailing Party. The substantially prevailing party in any legal proceeding, including mediation and arbitration, based upon this Agreement shall be entitled to reasonable attorneys’ fees and costs, in addition to any other damages and relief allowed by law, from the substantially non-prevailing party; provided, however, that the maximum amount of fees and costs of all parties for which Employee shall be liable shall be $100,000.

25. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

26. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to Matador at its principal place of business and to Employee at the address hereinafter set forth following Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

27. Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

28. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by Matador and Employee.

29. Entire Agreement. This Agreement, along with Matador’s employee handbook, as it may be amended from time to time, to the extent it does not specifically conflict with any provision of this Agreement, contains the entire agreement and understanding by and between Employee and Matador with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of Employee by Matador not contained herein shall be of any force or effect.

30. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Matador and Employee, and their respective heirs, personal and legal representatives, successors, and assigns.

31. References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place where the context so requires.

32. Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Matador and Employee have duly executed this Agreement to be effective as of the Effective Date.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran Chairman of Board and Chief Executive Officer

Address for Notice: One Lincoln Centre 5400 LBJ Freeway, Suite 1500 Dallas, TX 75240 Attention: Board of Directors

EMPLOYEE:

/s/ Wade Massad
Wade Massad, individually

Address for Notice:

Signature Page